Exhibit 99.1

Expedia, Inc. Reports Third Quarter 2016 Results
BELLEVUE, WA – October 27, 2016 – Expedia, Inc. (NASDAQ: EXPE) announced financial results today for the quarter ended September 30, 2016.
All figures below include the impact from acquisitions, unless otherwise noted.
Key Highlights

•	Gross bookings increased $3.2 billion or 21% year-over-year to $18.6 billion. Revenue increased 33% year-over-year to $2.6 billion.

•
Room nights stayed increased 17% year-over-year, with growth of 11% excluding Orbitz Worldwide. Growth in room nights stayed accelerated in September to 20% year-over-year, with growth of 14% excluding Orbitz Worldwide.

•	Global lodging portfolio increased by over 14,000 properties during the quarter, or 19% year-over-year, bringing total hotel property count to over 321,000 available on Expedia, Inc. sites.

•	On a standalone basis, trivago reached $276 million in revenue, an increase of 57% year-over-year.

•	HomeAway delivered $210 million of revenue, representing an increase of 61% year-over-year on a standalone basis.

•	Year to date, Expedia repurchased 3.2 million shares of its common stock for approximately $349 million.
Financial Summary & Operating Metrics ($ millions except per share amounts)

	Expedia, Inc.
Metric	Q3 2016	Δ Y/Y
Room night growth	17%	(1,919) bps(2)
Gross bookings	$18,585.3	21%
Revenue	2,580.9	33%
Adjusted EBITDA(1)	666.7	42%
Operating income	386.2	12%
Adjusted net income(1)	374.1	35%
Adjusted EPS(1)	$2.41	16%
Net income attributable to the Company	279.3	(1)%
Diluted EPS	$1.81	(15)%
Free cash flow(1)	(369.5)	(33)%
(1) “Adjusted EBITDA” (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), “Adjusted net income,” “Adjusted EPS” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 14-19 herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
(2) Expedia sold its ownership interest in eLong, Inc. on May 22, 2015 and eLong is excluded from our results from that point forward. The room night growth comparison for Q3 2015 excludes eLong.
Please refer to the Glossary in the Quarterly Results section on Expedia’s investor relations website for definitions of the business and financial terms discussed within this release.

Discussion of Results
The results include Expedia.com® (“Brand Expedia”), Hotels.com®, Orbitz Worldwide, Inc. (“Orbitz Worldwide”), Expedia® Affiliate Network (“EAN”), trivago®, HomeAway®, Egencia®, Travelocity®, Hotwire.com®, Wotif Group, Classic Vacations®, CarRentals.comTM, Expedia Local Expert®, Venere®, Expedia® CruiseShipCenters®, AirAsia ExpediaTM and eLong (through May 22, 2015 unless otherwise noted), in addition to the related international points of sale.
The results include the results of Orbitz Worldwide following the acquisition by Expedia in September 2015, as well as results of HomeAway following the acquisition by Expedia in December 2015. Beginning in the fourth quarter of 2015, the results of Orbitz for Business are reported within the Egencia segment; the results of the rest of Orbitz Worldwide are reported within the Core OTA segment as well as within unallocated overhead costs. Inorganic impact of acquisitions is calculated through the date that the acquisition closed in the prior year. Unless otherwise noted, all comparisons below are versus the third quarter of 2015.
Estimated Impact of Recent Major Acquisitions (including operating results as well as deal and integration costs)
The acquisitions by Expedia of Orbitz Worldwide in the third quarter of 2015 and HomeAway in the fourth quarter of 2015 have had significant impacts on Expedia’s consolidated financial and operating metrics. The table below provides a summary of impacts from these transactions (including deal and integration costs for acquired companies) on the third quarter results in order to allow for a more consistent comparison with prior periods.

Metric ($ millions)	Expedia, Inc.			Orbitz Worldwide	HomeAway(3)	Expedia (excluding Orbitz & HomeAway)(4)
	Q3 2016	Q3 2015	ΔY/Y	Q3 2016	Q3 2016	Q3 2016	Q3 2015	Δ Y/Y
Room night growth	17%	36%(2)	(1,919) bps(2)	NM	—	11%	36%(2)	(2,517) bps(2)
Gross bookings	$18,585	$15,393	21%	$2,317	$—	$16,268	$14,972	9%
Revenue	2,581	1,938	33%	207	210	2,164	1,919	13%
Adjusted EBITDA(1)	667	469	42%	76	74	516	486	6%
Net income attributable to the Company	279	283	(1)%
(1) Adjusted EBITDA is a non-GAAP measure. See pages 14-19 herein for a description and reconciliation to the corresponding GAAP measure.
(2) Expedia sold its ownership interest in eLong, Inc. on May 22, 2015 and eLong is excluded from our results from that point forward. The room night growth comparison for Q3 2015 excludes eLong.
(3) Expedia does not report room nights or gross bookings for HomeAway.
(4) The results of Orbitz Worldwide are excluded in their entirety from both the current and the prior year periods for purposes of the above presentation.
Note: Some numbers may not add due to rounding.

Gross Bookings & Revenue
Gross Bookings by Segment ($ millions)

	Third Quarter
	2016	2015	Δ$	Δ%
Core OTA	$17,007	$14,091	$2,916	21%
Egencia	1,579	1,302	276	21%
Total Expedia	$18,585	$15,393	$3,192	21%
Note: Some numbers may not add due to rounding.
For the third quarter of 2016, total gross bookings increased 21%, driven primarily by 13 percentage points of inorganic impact from acquisitions and growth in the Core OTA business, including growth in Brand Expedia and Hotels.com, as well as in Egencia. Foreign exchange impact on gross bookings growth was negligible.
Domestic gross bookings increased 23% and international gross bookings increased 17%. International gross bookings totaled $6.8 billion and accounted for 37% of worldwide bookings, compared with 38% in the third quarter of 2015. The decrease in international gross bookings mix was primarily due to the acquisition of Orbitz Worldwide, which disproportionately bolstered domestic gross bookings for the third quarter of 2016.
Revenue by Segment ($ millions)

	Third Quarter
	2016	2015	Δ$	Δ%
Core OTA	$2,083	$1,739	$344	20%
trivago	276	176	101	57%
Egencia	112	94	18	19%
HomeAway	210	—	210	N/A
Intercompany eliminations	(101)	(71)	(29)	41%
Total Expedia	$2,581	$1,938	$643	33%
Note: Some numbers may not add due to rounding.
Revenue increased 33%, driven primarily by 20 percentage points of inorganic impact from acquisitions and growth in the Core OTA business, including growth in Brand Expedia and Hotels.com, as well as in trivago. Foreign exchange impact on total revenue growth was negligible.
Domestic revenue increased 39% and international revenue increased 27% (including 1 percentage point of positive foreign exchange impact). International revenue equaled $1.1 billion, representing 44% of worldwide revenue, compared to 46% in the third quarter of 2015. The decrease in international revenue mix was primarily due to the acquisitions of Orbitz Worldwide and HomeAway, which disproportionately bolstered domestic revenue for the third quarter of 2016.

Product & Services Detail (excluding eLong)
As a percentage of total worldwide revenue in the third quarter of 2016, hotel accounted for 63%, advertising and media accounted for 9%, HomeAway accounted for 8%, air accounted for 8% and all other revenues accounted for the remaining 12%.
Hotel revenue increased 15% in the third quarter of 2016 on a 17% increase in room nights stayed driven by the inorganic impact of acquisitions as well as the organic growth in Brand Expedia and Hotels.com, partially offset by a 2% decrease in revenue per room night. Revenue per room night decreased primarily due to margin reductions aimed at expanding the size and availability of Expedia’s global hotel supply portfolio as well as increased promotional activities such as growing loyalty programs, partially offset by a 1% year-over-year increase in average daily rates in the third quarter of 2016. The inorganic component of the Orbitz Worldwide acquisition added approximately 6 percentage points of hotel revenue growth and 6 percentage points of room night growth for the quarter.
Air revenue increased 52% in the third quarter of 2016 on a 32% increase in air tickets sold, augmented by a 15% increase in revenue per ticket, driven primarily by the addition of Orbitz Worldwide. The inorganic component of the Orbitz Worldwide acquisition added approximately 37 percentage points of air revenue growth and 22 percentage points of air ticket growth for the quarter.
Advertising and media revenue increased 50% in the third quarter of 2016 due to continued growth in trivago and Expedia® Media Solutions. All other revenue increased 117% in the third quarter of 2016 primarily driven by the addition of the HomeAway business. Excluding HomeAway, other revenue increased 30% in the third quarter of 2016 on growth in travel insurance and car rental products including an inorganic contribution from Orbitz Worldwide.

GAAP Expenses

	Costs and Expenses			As a % of Revenue
	Third Quarter			Third Quarter
	2016	2015	Δ	2016	2015	Δ in bps
	($ millions)
GAAP cost of revenue	$417	$328	27%	16.2%	16.9%	(78)
GAAP selling and marketing	1,205	943	28%	46.7%	48.7%	(201)
GAAP technology and content	301	203	49%	11.7%	10.5%	122
GAAP general and administrative	166	130	27%	6.4%	6.7%	(29)
Total GAAP costs and expenses	$2,089	$1,604	30%	80.9%	82.8%	(186)
GAAP Cost of Revenue

•
For the third quarter of 2016, total GAAP cost of revenue increased 27%, compared to the third quarter of 2015, due to $45 million more in customer operations expenses, $26 million more in net credit card processing costs related to growth of our merchant bookings, as well as $18 million more in data center and other costs.

•	Acquisitions contributed approximately 18 percentage points of inorganic GAAP cost of revenue growth for the third quarter of 2016.
GAAP Selling and Marketing

•
For the third quarter of 2016, total GAAP selling and marketing expenses increased 28%, compared to the third quarter of 2015, due to a $231 million increase in direct costs, including online and offline marketing expenses. trivago and Brand Expedia as well as the added costs from the acquisitions of Orbitz Worldwide and HomeAway accounted for the majority of the total direct cost increase.

•
For the third quarter of 2016, indirect costs increased $31 million, primarily driven by the additional personnel due to an accelerated pace of hiring in the lodging supply organization in the prior three quarters and additional headcount at HomeAway and Orbitz Worldwide.

•	Acquisitions contributed approximately 13 percentage points of inorganic GAAP selling and marketing expense growth for the third quarter of 2016.

GAAP Technology and Content

•
For the third quarter of 2016, GAAP technology and content expense increased 49%, compared to the third quarter of 2015, primarily due to $48 million more in personnel and overhead costs to support key technology projects in Brand Expedia Group and our corporate technology function, as well as the addition of HomeAway personnel and overhead costs. Depreciation and amortization of technology assets also increased $22 million, compared to the third quarter of 2015.

•	Acquisitions contributed approximately 23 percentage points of inorganic GAAP technology and content expense growth for the third quarter of 2016.
GAAP General and Administrative

•
For the third quarter of 2016, GAAP general and administrative expense increased 27%, compared to the third quarter of 2015, primarily due to a $24 million increase in personnel and overhead expenses. In addition, stock-based compensation increased $12 million quarter over quarter, compared to the third quarter of 2015.

•	Acquisitions, including acquisition related expenses, contributed approximately 11 percentage points of inorganic GAAP general and administrative expense growth for the third quarter of 2016.
Adjusted Expenses – Expedia (excluding eLong)

	Costs and Expenses			As a % of Revenue
	Third Quarter			Third Quarter
	2016	2015	Δ	2016	2015	Δ in bps
	($ in millions)
Adjusted cost of revenue *	$397	$316	26%	15.4%	16.3%	(91)
Adjusted selling and marketing *	1,192	930	28%	46.2%	48.0%	(181)
Adjusted technology and content *	197	125	57%	7.7%	6.5%	118
Adjusted general and administrative *	131	112	18%	5.1%	5.8%	(66)
Total adjusted costs and expenses	$1,918	$1,483	29%	74.3%	76.5%	(220)
Total depreciation	124	87	42%	4.8%	4.5%	29
Total stock based compensation	48	64	(24)%	1.9%	3.3%	(142)
Total costs and expenses	$2,090	$1,633	28%	81.0%	84.3%	(333)
*Adjusted expenses are non-GAAP measures. See pages 14-19 herein for a description and reconciliation to the corresponding GAAP measures.
Note: Some numbers may not add due to rounding.
Adjusted Cost of Revenue

•
For the third quarter of 2016, total adjusted cost of revenue increased 26%, compared to the third quarter of 2015, due to $43 million more in customer operations expenses, $26 million more in credit card processing costs, as well as $12 million more in data center and other costs.

•	Acquisitions contributed approximately 19 percentage points of inorganic adjusted cost of revenue growth for the third quarter of 2016.
Adjusted Selling and Marketing

•
For the third quarter of 2016, total adjusted selling and marketing expense increased 28%, compared to the third quarter of 2015, due to a $231 million or 30% increase in direct costs, including online and offline marketing expenses. trivago and Brand Expedia accounted for a majority of the organic increase in direct selling and marketing expenses in the third quarter of 2016.

•
For the third quarter of 2016, indirect costs increased $31 million or 20%. The organic increase in indirect selling and marketing expenses was driven by additional personnel due to an accelerated pace of hiring in the lodging supply organization in the prior three quarters. As a percentage of total adjusted selling and marketing, indirect costs represented 16% in the third quarter of 2016, down from 17% in the third quarter of 2015.

•	Acquisitions contributed approximately 13 percentage points of inorganic adjusted selling and marketing growth for the quarter.
Adjusted Technology and Content

•
For the third quarter of 2016, total adjusted technology and content expense increased 57%, compared to the third quarter of 2015, due to $49 million more in total personnel and overhead costs, net of capitalized salary costs, as well as a $23 million increase in total direct costs. The organic increase in personnel and overhead costs was driven by key technology projects primarily in Brand Expedia Group and the corporate technology function. The organic increase in direct costs was driven primarily by expansion into the cloud and the growth of our technology platforms. While the cloud-related expenses are projected to increase over the next few years, they are expected to have certain offsets in the capital expenditures related to our data centers over time.

•	Acquisitions contributed approximately 34 percentage points of inorganic adjusted technology and content growth for the quarter.
Adjusted General and Administrative

•
For the third quarter of 2016, total adjusted general and administrative expense increased 18%, compared to the third quarter of 2015, primarily due to a $19 million more in personnel costs. The organic increase in general and administrative expenses was driven by increased personnel costs and higher professional fees.

•	Acquisitions, including acquisition related expenses, contributed approximately 14 percentage points of inorganic adjusted general and administrative expense growth for the quarter.
Depreciation Expense
Depreciation expense increased $36 million or 42% to $124 million in the third quarter of 2016, primarily due to increased investments in corporate technology infrastructure as well as previously capitalized software development costs for completed technology projects which have been placed into service. Depreciation expense is expected to continue to increase as additional projects are completed.
Stock-Based Compensation Expense
Stock-based compensation expense decreased $15 million or 24% to $48 million in the third quarter of 2016, primarily due to the stock-based compensation related to acquisition restructuring in the third quarter of 2015, partially offset by an increase in general and acquisition related employee stock-based compensation in the current quarter period.

Net Income Attributable to Expedia and Adjusted EBITDA*
Adjusted EBITDA by Segment ($ millions)

	Third Quarter
	2016	2015	Δ$	Δ%
Core OTA	$714	$589	$124	21%
trivago	6	(9)	15	N/A
Egencia	18	14	4	28%
HomeAway	77	—	77	N/A
Unallocated overhead costs	(148)	(125)	(23)	(19)%
Total	$667	$469	$198	42%
Net income attributable to the Company(1)	$279	$283	$(4)	(1)%
(1) Expedia does not calculate or report net income by segment.
* Adjusted EBITDA is a non-GAAP measure. See pages 14-19 herein for a description and reconciliation to the corresponding GAAP measure.
Note: Some numbers may not add due to rounding. Orbitz Worldwide Adjusted EBITDA results are included in Core OTA, Egencia and Unallocated Overhead Costs in the amounts of $81 million, $4 million and ($9) million, respectively, for the third quarter of 2016. HomeAway Adjusted EBITDA results are included in HomeAway and Unallocated Overhead Costs in the amounts of $77 million and ($3) million, respectively, for the third quarter of 2016.
GAAP net income attributable to Expedia was $279 million in the third quarter of 2016, a decrease of 1% compared to GAAP net income of $283 million in the third quarter of 2015.
Adjusted EBITDA was $667 million in the third quarter of 2016, an increase of 42% compared to Adjusted EBITDA of $469 million in the third quarter of 2015. Core OTA Adjusted EBITDA increased 21% in the third quarter of 2016, driven primarily by Orbitz, Hotels.com, EAN, Travelocity and Brand Expedia, partially offset by Hotwire. Consolidation of the HomeAway and Orbitz Worldwide financial statements (including related deal and integration costs) contributed approximately 36 percentage points of Adjusted EBITDA growth for the third quarter.
Amortization of Intangible Assets
Consolidated amortization of intangible assets increased $46 million or 145% to $77 million in the third quarter of 2016, primarily due to amortization related to recent acquisitions, including Orbitz Worldwide and HomeAway.
Legal Reserves, Occupancy Tax and Other
During the three months ended September 30, 2016, we recognized approximately $11 million for amounts expected to be paid in advance of litigation related to “merchant model” car rental transactions in connection with Hawaii’s general excise tax litigation. The remaining expense in the three months ended September 30, 2016 was related to changes in our reserve related to hotel occupancy and other taxes.
During the three months ended September 30, 2015, we received a refund of prepaid pay-to-play payments of $132 million from the State of Hawaii in connection with the general excise tax litigation. This gain was partially offset by charges for changes in our reserve related to hotel occupancy and other taxes.
Restructuring and Related Reorganization Charges
In connection with the migration of technology platforms and centralization of technology, supply and other operations, primarily related to previously disclosed acquisitions, we recognized $7 million in restructuring and related reorganization charges during the quarter ended September 30, 2016. Based on current plans, which are subject to change, we expect total 2016 charges of $50 million to $55 million, but these could be higher should we make additional decisions in the fourth quarter and estimates do not include any possible future acquisition integrations.

Interest and Other
Consolidated interest income in the third quarter of 2016 was essentially consistent with the third quarter of 2015. Consolidated interest expense in the third quarter of 2016 increased $10 million or 30%, compared to the third quarter of 2015, primarily due to the issuance of an additional $750 million of senior notes in December 2015.
Consolidated other, net was a loss of $9 million in the third quarter of 2016, compared to a gain of $26 million in the third quarter of 2015. The gain in the third quarter of 2015 and the loss in the third quarter of 2016 were primarily related to foreign exchange. Expedia’s revenue hedging program is designed primarily to offset the book-to-stay impact on merchant hotel revenue. Expedia includes that portion of any realized gains or losses from the revenue hedging program that are included in other, net that relate to revenue recognized in the period in the calculation of Adjusted EBITDA.
Income Taxes
The effective tax rate on GAAP pretax income was 17.9% for the third quarter of 2016, compared to 19.3% for the third quarter of 2015. The year-over-year change in the effective tax rate for GAAP purposes was due to the recognition of excess tax benefits resulting from the adoption of new accounting guidance for share-based payments. The effective tax rate on pretax adjusted net income (“ANI”) was 24.5% for the third quarter of 2016, compared to 21.3% for the third quarter of 2015. The year-over-year change in the ANI effective tax rate was due to an increase in certain foreign losses for which Expedia did not record a tax benefit.

Balance Sheet, Cash Flows and Capitalization
Cash, cash equivalents, restricted cash and short-term investments totaled $1.9 billion at September 30, 2016. For the nine months ended September 30, 2016, consolidated net cash provided by operating activities was $1.5 billion and consolidated free cash flow totaled $977 million. Both measures include $629 million from net changes in operating assets and liabilities, primarily driven by an increase in deferred merchant bookings. For the nine months ended September 30, 2016, consolidated free cash flow increased $61 million, compared to the prior year period, primarily due to the decrease in capital expenditures.
Long-term debt, net of applicable discounts and debt issuance costs, totaled $3.2 billion at September 30, 2016 consisting of $740 million in 5.0% senior notes due 2026; $494 million in 4.5% senior notes due 2024; $723 million (€650 million) in 2.5% senior notes due 2022; $747 million in 5.95% senior notes due 2020 and $500 million in 7.456% senior notes due 2018. In addition, as of September 30, 2016, Expedia had a $1.5 billion unsecured revolving credit facility which was essentially untapped.
At September 30, 2016, Expedia, Inc. had stock-based awards outstanding representing approximately 21 million shares of Expedia common stock, consisting of options to purchase approximately 20 million common shares with an $82.64 weighted average exercise price and weighted average remaining life of 4.9 years, and approximately 1 million restricted stock units (“RSUs”).
During the first nine months of 2016, Expedia, Inc. repurchased 3.2 million shares of Expedia, Inc. common stock for an aggregate purchase price of $349 million excluding transaction costs (an average of $107.55 per share). As of September 30, 2016, there were approximately 8.0 million shares remaining under the February 2015 repurchase authorization.
On September 15, 2016, Expedia, Inc. paid a quarterly dividend of $39 million ($0.26 per common share). In addition, on October 24, 2016, the Executive Committee of Expedia’s Board of Directors declared a cash dividend of $0.26 per share of outstanding common stock to be paid to stockholders of record as of the close of business on November 17, 2016, with a payment date of December 8, 2016. Based on current shares outstanding, the total payment for this quarterly dividend is estimated to be approximately $39 million. Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia’s Board of Directors.

Recent Highlights
Core OTA

•
Brand Expedia launched package, car and activity bookings on its Android app in the US and UK, as well as packages on its iOS app. Hotels.com and Wotif each noted that over 50% of their traffic arrived via mobile during the quarter.

•
The Hotels.com gift registry launched, powered by eGifter, allowing customers to register for honeymoons and other travel occasions and have the aggregate gifted value provided via Hotels.com gift card. Brand Expedia expanded its partnership with Affirm to include installment payments on package purchases in the US, in addition to hotels.

•	EAN began offering supply to Sabre Corporation’s network of travel agencies. Ryanair signed an agreement with EAN to offer Ryanair customers accommodation deals alongside its flights.

•
The Build Your Own Trip feature launched on Orbitz.com and CheapTickets.com, allowing customers to select the outbound and inbound legs of a flight independently, making it easier to customize an itinerary.

•
Expedia CruiseShipCenters (CSC) celebrated the opening of its 200th physical franchise location in August, while noting that CSC revenue is up 15% year-over-year on a trailing twelve months basis as of September 30.

trivago

•	On a standalone basis, trivago reached $276 million in revenue in the third quarter, an increase of 57% year-over-year.

•
trivago celebrated the groundbreaking of its new campus it plans to relocate to in 2018. The six-story building can accommodate 2,000 people and has room to expand by an additional 1,500 people to a building next door.

Egencia

•	Egencia launched its app for Apple Watch and Android Wear.

•
Egencia expanded the Egencia Global Alliance presence to Saudi Arabia through a partnership with Intercontinental Travel Company in Jeddah, bringing the Egencia global footprint to 66 countries worldwide.

•
Egencia announced the completion of a new air shopping experience for business travelers in North America, incorporating branded fares with various ancillary services in a simple, easy-to-navigate air booking path.

•
Egencia entered into a new agreement with SOS International, a leading Nordics medical and travel assistance organization, and renewed its agreement with Nationwide, a diversified insurance and financial services organization.

HomeAway

•
HomeAway released the findings of its latest U.S. Vacation Rental Report, in which home owners indicated strong demand from travelers this summer and that vacation rental income comprises about a quarter of the average owner’s total income.

•
HomeAway’s Rezfest conference was attended by over 800 property managers and solution providers as a premier technology and networking conference in the vacation rental industry for professional vacation rental manager software.

•
HomeAway earned accolades from Travel Weekly and the Family Traveller Awards for its leading position in the vacation rental industry, while marketing campaigns were showered with honors from CLIO, PR News and more.

Expedia, Inc.

•	During the third quarter of 2016, Expedia added over 14,000 properties to its global lodging portfolio, which now stands at over 321,000 properties available on Expedia, Inc. sites.

•
Member Only Deals continue to have great momentum, with the number of hotel partners now participating in the program doubling since last quarter. In addition, Wotif launched member pricing known as ‘Mates Rates’ on its Australia and New Zealand points of sale.

•
Expedia announced a new agreement with Marriott International, Inc., where Expedia’s technology is used to power “Vacations by Marriott,” Marriott’s package platform on Marriott.com. In addition, Expedia and Red Lion Hotels Corporation began offering the chain’s exclusive “Hello Rewards” member-only rates on Expedia.com and Hotels.com and direct member sign-up for Hello Rewards.

•	Expedia launched Rev+, a revenue management tool designed to provide hotel partners with smart, actionable data and insights as part of Expedia Partner Central, at no additional cost.

•	Expedia renewed supply marketing agreements with a number of airlines, including United Airlines, China Southern Airlines, Emirates and South African Airways.

•
Expedia entered into a new long-term agreement with Sabre which consolidates all brands including Orbitz Worldwide and renews Expedia’s ability to shop, book and service travel reservations in the Sabre system.

•
Expedia Media Solutions launched the new ‘Discover Your Aloha’ global marketing campaign with the Hawai‘i Tourism Authority to promote travel to the Hawaiian Islands using custom facial recognition software.

EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015

Revenue	$2,580,905	$1,937,753	$6,680,735	$4,973,750
Costs and expenses:
Cost of revenue (1) (2)	416,907	328,066	1,225,857	971,066
Selling and marketing (1) (2)	1,204,521	943,289	3,398,862	2,592,150
Technology and content (1) (2)	301,446	202,703	910,921	579,674
General and administrative (1) (2)	165,829	130,168	504,395	387,959
Amortization of intangible assets	77,080	31,400	251,260	83,322
Legal reserves, occupancy tax and other	22,332	(114,550)	28,650	(106,511)
Restructuring and related reorganization charges (1)	6,638	71,679	46,274	82,001
Operating income	386,152	344,998	314,516	384,089
Other income (expense):
Interest income	5,827	4,165	14,349	14,403
Interest expense	(43,374)	(33,259)	(130,273)	(89,768)
Gain on sale of business	—	—	—	508,810
Other, net	(9,050)	26,283	(37,118)	114,361
Total other income (expense), net	(46,597)	(2,811)	(153,042)	547,806
Income before income taxes	339,555	342,187	161,474	931,895
Provision for income taxes	(60,627)	(65,950)	14,929	(196,261)
Net income	278,928	276,237	176,403	735,634
Net loss attributable to noncontrolling interests	403	6,979	25,988	41,369
Net income attributable to Expedia, Inc.	$279,331	$283,216	$202,391	$777,003

Earnings per share attributable to Expedia, Inc. available to common stockholders:
Basic	$1.86	$2.18	$1.35	$6.03
Diluted	1.81	2.12	1.31	5.86
Shares used in computing earnings per share:
Basic	150,239	129,989	150,281	128,822
Diluted	154,236	133,417	154,332	132,602

Dividends declared per common share	$0.26	$0.24	$0.74	$0.60
_________

(1) Includes stock-based compensation as follows:
Cost of revenue	$3,476	$1,112	$8,768	$3,586
Selling and marketing	4,876	10,558	37,372	23,890
Technology and content	11,556	7,062	50,997	19,405
General and administrative	27,308	15,694	87,775	57,925
Restructuring and related reorganization charges	1,047	29,230	12,690	29,230

(2) Includes depreciation as follows:
Cost of revenue	$16,045	$11,014	$45,853	$32,698
Selling and marketing	7,981	2,914	20,692	7,419
Technology and content	92,419	70,255	260,168	191,780
General and administrative	7,110	2,973	18,120	8,981

EXPEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	September 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,844,475	$1,676,299
Restricted cash and cash equivalents	18,424	11,324
Short-term investments	45,681	33,739
Accounts receivable, net of allowance of $24,791 and $27,035	1,383,774	1,082,406
Income taxes receivable	42,041	13,805
Prepaid expenses and other current assets	285,899	158,688
Total current assets	3,620,294	2,976,261
Property and equipment, net	1,339,621	1,064,259
Long-term investments and other assets	558,311	642,802
Deferred income taxes	12,721	15,458
Intangible assets, net	2,573,640	2,793,954
Goodwill	8,027,179	7,992,941
TOTAL ASSETS	$16,131,766	$15,485,675

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$1,488,108	$1,329,870
Accounts payable, other	653,539	485,557
Deferred merchant bookings	3,080,221	2,337,037
Deferred revenue	299,291	235,809
Income taxes payable	61,224	68,019
Accrued expenses and other current liabilities	1,037,055	1,469,725
Total current liabilities	6,619,438	5,926,017
Long-term debt	3,204,210	3,183,140
Deferred income taxes	417,886	473,841
Other long-term liabilities	358,640	314,432
Commitments and contingencies
Redeemable noncontrolling interests	1,578,964	658,478
Stockholders’ equity:
Common stock $.0001 par value	22	22
Authorized shares: 1,600,000
Shares issued: 223,484 and 220,383
Shares outstanding: 137,155 and 137,459
Class B common stock $.0001 par value	1	1
Authorized shares: 400,000
Shares issued and outstanding: 12,800 and 12,800
Additional paid-in capital	8,614,478	8,696,508
Treasury stock - Common stock, at cost	(4,421,633)	(4,054,909)
Shares: 86,329 and 82,924
Retained earnings	—	507,666
Accumulated other comprehensive income (loss)	(307,112)	(284,894)
Total Expedia, Inc. stockholders’ equity	3,885,756	4,864,394
Non-redeemable noncontrolling interests	66,872	65,373
Total stockholders’ equity	3,952,628	4,929,767
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,131,766	$15,485,675

EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine months ended September 30,
	2016	2015
Operating activities:
Net income	$176,403	$735,634
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	344,833	240,878
Amortization of stock-based compensation	197,602	134,036
Amortization of intangible assets	251,260	83,322
Deferred income taxes	(66,050)	(42,628)
Foreign exchange (gain) loss on cash, cash equivalents and short-term investments, net	(16,508)	75,289
Realized (gain) loss on foreign currency forwards	34,515	(39,975)
Gain on sale of business	—	(508,810)
Noncontrolling interest basis adjustment	—	(77,400)
Other	(7,015)	15,237
Changes in operating assets and liabilities, net of effects from acquisitions and disposals:
Accounts receivable	(297,258)	(381,618)
Prepaid expenses and other assets	(51,995)	27,183
Accounts payable, merchant	158,453	202,883
Accounts payable, other, accrued expenses and other current liabilities	91,221	233,350
Tax payable/receivable, net	(57,521)	64,897
Deferred merchant bookings	722,768	772,787
Deferred revenue	62,970	6,461
Net cash provided by operating activities	1,543,678	1,541,526
Investing activities:
Capital expenditures, including internal-use software and website development	(567,044)	(625,439)
Purchases of investments	(20,446)	(512,329)
Sales and maturities of investments	31,637	392,271
Net settlement of foreign currency forwards	(34,515)	39,975
Acquisitions, net of cash acquired	(777)	(1,933,821)
Proceeds from sale of business, net of cash divested and disposal costs	—	523,882
Other, net	2,222	11,665
Net cash used in investing activities	(588,923)	(2,103,796)
Financing activities:
Payment of HomeAway Convertible Notes	(401,424)	—
Proceeds from issuance of long-term debt, net of issuance costs	(1,792)	700,454
Purchases of treasury stock	(366,723)	(48,694)
Proceeds from issuance of treasury stock	—	22,575
Payment of dividends to stockholders	(111,009)	(77,173)
Proceeds from exercise of equity awards and employee stock purchase plan	103,760	83,298
Excess tax benefit on equity awards	—	85,463
Withholding taxes for stock option exercises	(1,282)	(85,033)
Other, net	(36,827)	43,918
Net cash provided by (used in) financing activities	(815,297)	724,808
Effect of exchange rate changes on cash and cash equivalents	28,718	(109,899)
Net increase in cash and cash equivalents	168,176	52,639
Cash and cash equivalents at beginning of period	1,676,299	1,402,700
Cash and cash equivalents at end of period	$1,844,475	$1,455,339
Supplemental cash flow information
Cash paid for interest	$152,008	$106,444
Income tax payments, net	103,901	87,708

Expedia, Inc. (excluding eLong)
Trended Metrics
(All figures in millions)

•
The following metrics are intended as a supplement to the financial statements found in this release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.

•
We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, metrics are subject to removal and/or change, and such changes could be material.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2014	2015				2016			Y/Y
	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Growth
Gross bookings by segment
Core OTA	$9,431	$12,907	$13,692	$14,091	$13,563	$17,226	$17,182	$17,007	21%
Egencia	1,226	1,366	1,371	1,302	1,387	1,656	1,679	1,579	21%
Expedia (excluding eLong)	$10,657	$14,273	$15,063	$15,393	$14,950	$18,882	$18,861	$18,585	21%
Gross bookings by geography
Domestic	$6,432	$8,887	$9,301	$9,584	$9,616	$12,288	$12,179	$11,793	23%
International	4,226	5,386	5,762	5,809	5,335	6,594	6,682	6,793	17%
Expedia (excluding eLong)	$10,657	$14,273	$15,063	$15,393	$14,950	$18,882	$18,861	$18,585	21%
Gross bookings by agency/merchant
Agency	$5,851	$7,737	$8,175	$8,206	$8,430	$10,640	$10,611	$10,023	22%
Merchant	4,807	6,536	6,888	7,187	6,520	8,242	8,250	8,563	19%
Expedia (excluding eLong)	$10,657	$14,273	$15,063	$15,393	$14,950	$18,882	$18,861	$18,585	21%
Revenue by segment
Core OTA	$1,159	$1,170	$1,463	$1,739	$1,505	$1,540	$1,765	$2,083	20%
trivago	87	119	143	176	110	176	201	276	57%
Egencia	100	98	101	94	107	110	125	112	19%
HomeAway	—	—	—	—	20	142	172	210	NM
Intercompany eliminations	(27)	(47)	(52)	(71)	(44)	(64)	(66)	(101)	(41)%
Expedia (excluding eLong)	$1,318	$1,340	$1,654	$1,938	$1,699	$1,904	$2,196	$2,581	33%
eLong	38	34	8	—	—	—	—	—	NM
Total	$1,356	$1,373	$1,663	$1,938	$1,699	$1,904	$2,196	$2,581	33%
Revenue by geography
Domestic	$728	$768	$910	$1,047	$978	$1,115	$1,271	$1,451	39%
International	591	572	745	890	721	789	924	1,130	27%
Expedia (excluding eLong)	$1,318	$1,340	$1,654	$1,938	$1,699	$1,904	$2,196	$2,581	33%
eLong	38	34	8	—	—	—	—	—	NM
Total	$1,356	$1,373	$1,663	$1,938	$1,699	$1,904	$2,196	$2,581	33%
Revenue by type
Agency	$346	$360	$452	$555	$495	$523	$612	$723	30%
Merchant	858	858	1,060	1,222	1,044	1,065	1,210	1,407	15%
Advertising & Media	114	121	143	161	139	174	202	241	50%
HomeAway	—	—	—	—	20	142	172	210	NM
Expedia (excluding eLong)	$1,318	$1,340	$1,654	$1,938	$1,699	$1,904	$2,196	$2,581	33%
eLong	38	34	8	—	—	—	—	—	NM
Total	$1,356	$1,373	$1,663	$1,938	$1,699	$1,904	$2,196	$2,581	33%
Adjusted EBITDA by segment
Core OTA	$359	$219	$384	$589	$407	$292	$428	$714	21%
trivago	14	5	(9)	(9)	16	8	7	6	NM
Egencia	11	20	24	14	10	15	26	18	28%
HomeAway	—	—	—	—	4	17	38	77	NM
Unallocated overhead costs	(107)	(109)	(118)	(125)	(158)	(156)	(169)	(148)	(19)%
Expedia (excluding eLong)	$277	$135	$281	$469	$280	$177	$331	$667	42%
eLong	(27)	(33)	(29)	—	—	—	—	—	NM
Total	$250	$102	$252	$469	$280	$177	$331	$667	42%
Net income (loss) attributable to the company	$66	$44	$450	$283	$(13)	$(109)	$32	$279	(1)%
Worldwide hotel (merchant & agency)
Room nights	37.9	38.3	50.6	61.5	52.8	52.6	60.9	72.0
Room night growth	28%	32%	35%	36%	39%	37%	20%	17%
Domestic room night growth	25%	23%	24%	25%	33%	32%	22%	20%
International room night growth	32%	46%	50%	50%	47%	44%	18%	15%
ADR growth	—%	(3)%	(6)%	(6)%	(5)%	(3)%	(1)%	1%
Revenue per night growth	(9)%	(13)%	(16)%	(15)%	(11)%	(9)%	(5)%	(2)%
Revenue growth	16%	15%	14%	17%	24%	25%	14%	15%
Worldwide air (merchant & agency)
Tickets sold growth	26%	17%	26%	31%	70%	52%	45%	32%
Airfare growth	(4)%	(7)%	(12)%	(12)%	(12)%	(8)%	(8)%	(6)%
Revenue per ticket growth	(5)%	(5)%	(10)%	(9)%	(5)%	1%	3%	15%
Revenue growth	20%	12%	14%	19%	61%	54%	50%	52%

Notes:

•	The metrics above exclude eLong for all periods presented due to Expedia’s sale of its eLong stake on May 22, 2015.

•
The metrics above include Travelocity following the strategic marketing agreement launched during the fourth quarter of 2013, as well as the subsequent acquisition of Travelocity on January 23, 2015, Wotif Group following the acquisition on November 13, 2014, AirAsia Expedia following Expedia’s purchase of an additional 25% equity interest in the former joint venture on March 10, 2015, Orbitz Worldwide following the acquisition on September 17, 2015 and HomeAway following the acquisition on December 15, 2015.

•	Advertising & Media Revenue includes 3rd party revenue from trivago. All trivago revenue is classified as international.

Notes & Definitions:
Gross Bookings: Gross Bookings is an operating and statistical measure that reflects total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.
Core OTA: Core Online Travel Agencies (“Core OTA”) segment provides a full range of travel and advertising services to our worldwide customers through a variety of brands including: Expedia.com and Hotels.com in the United States and localized Expedia.com and Hotels.com websites throughout the world, Expedia Affiliate Network, Hotwire.com, Travelocity, Venere, Wotif Group, AirAsia Expedia, CarRentals.com, and Classic Vacations. The results of Orbitz Worldwide, with the exception of Orbitz for Business, are included within the Core OTA segment.
Brand Expedia Group: Consists of the full-service Core OTA brands on the Brand Expedia technology platform, including Brand Expedia, Orbitz.com, Travelocity, Wotif Group, ebookers and CheapTickets.
trivago: trivago segment generates advertising revenue primarily from sending referrals to online travel companies and travel service providers from its localized hotel metasearch websites.
Egencia: Egencia segment provides managed travel services to corporate customers worldwide. The results of Orbitz for Business are included within the Egencia segment.
HomeAway: HomeAway segment provides a range of travel services for the vacation rental industry through a global portfolio of brands including: HomeAway, VRBO, VacationRentals.com and BedandBreakfast.com.
Corporate: Includes unallocated corporate expenses.
Worldwide Hotel metrics: Reported on a stayed basis and includes both merchant and agency model hotel stays.
Worldwide Air metrics: Reported on a booked basis and includes both merchant and agency air bookings.
Definitions of Non-GAAP Measures
Expedia, Inc. reports Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Free Cash Flow and Adjusted Expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative) and certain measures excluding eLong, Inc., all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income, Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income and Adjusted EPS also exclude certain items related to transactional tax matters, which may ultimately be settled in cash, and we urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis, Legal Proceedings sections, as well as the notes to the financial statements, included in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Net Income was revised in the fourth quarters of 2010, 2011 and 2012 and the definition for Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012 and in the first quarter of 2016. The definition of Adjusted Expenses was revised in the first quarter of 2014 and in the second quarter 2015.
Adjusted EBITDA is defined as operating income / (loss) plus:
(1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans;
(2) acquisition-related impacts, including
(i) amortization of intangible assets and goodwill and intangible asset impairment,
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and
(iii) upfront consideration paid to settle employee compensation plans of the acquiree;
(3) certain other items, including restructuring;

(4) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings;
(5) that portion of gains (losses) on revenue hedging activities that are included in other, net that relate to revenue recognized in the period; and
(6) depreciation.
The above items are excluded from our Adjusted EBITDA measure because these items are noncash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced. The definition for Adjusted EBITDA was revised in the fourth quarter of 2012.
Adjusted Net Income generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income/(loss) attributable to Expedia, Inc. plus net of tax:
(1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments;
(2) acquisition-related impacts, including
(i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment,
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements,
(iii) upfront consideration paid to settle employee compensation plans of the acquiree, and
(iv) gains (losses) recognized on noncontrolling investment basis adjustments when we acquire controlling interests;
(3) currency gains or losses on U.S. dollar denominated cash or investments held by eLong;
(4) certain other items, including restructuring charges;
(5) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g., hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings, including as part of equity method investments;
(6) discontinued operations;
(7) the noncontrolling interest impact of the aforementioned adjustment items and
(8) unrealized gains (losses) on revenue hedging activities that are included in other, net.
We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses and items not directly tied to the core operations of our businesses. The definition for adjusted net income was revised in the fourth quarters of 2010, 2011 and 2012.
Adjusted EPS is defined as Adjusted Net Income divided by adjusted weighted average shares outstanding, which include dilution from options per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income does not include all items that affect our net income / (loss) and net income / (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.
Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.
Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses) exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards as well as depreciation expense. Expedia, Inc. excludes stock-based compensation and depreciation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. Exclusion of depreciation expense also allows the year-over-year comparison of expenses on a basis that is consistent with the year-over-year comparison of Adjusted EBITDA. There are certain limitations in using financial measures that do not take into account stock-based compensation and depreciation expense, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation and depreciation expense is also a recurring expense and is a direct result of previous capital investment decisions made by management. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Notes to the Consolidated Statements of Operations for stock-based compensation and depreciation expense by line item. In addition, in the second quarter of 2015, we included an adjustment to remove operating expenses related to eLong due to our sale on May 22, 2015.
Expedia, Inc. (excluding eLong). Expedia sold its ownership interest in eLong, Inc. on May 22, 2015. In order to allow comparison with prior periods for the ongoing Expedia businesses, Expedia, Inc. (excluding eLong) gross bookings, revenue, adjusted EBITDA, operating income (loss), adjusted net income (loss), adjusted EPS, and net income (loss) attributable to the Company each exclude the impact of eLong.

Tabular Reconciliations for Non-GAAP Measures
Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(In thousands)
Adjusted EBITDA	$666,688	$469,054	$1,174,137	$823,166
Depreciation	(123,555)	(87,156)	(344,833)	(240,878)
Amortization of intangible assets	(77,080)	(31,400)	(251,260)	(83,322)
Stock-based compensation	(48,263)	(63,656)	(197,602)	(134,036)
Legal reserves, occupancy tax and other	(22,332)	114,550	(28,650)	106,511
Restructuring and related reorganization charges	(5,591)	(42,449)	(33,584)	(52,771)
(Gain) loss on revenue hedges related to revenue recognized	(3,715)	(13,945)	(3,692)	(34,581)
Operating income	386,152	344,998	314,516	384,089
Interest expense, net	(37,547)	(29,094)	(115,924)	(75,365)
Gain on sale of business	—	—	—	508,810
Other, net	(9,050)	26,283	(37,118)	114,361
Income before income taxes	339,555	342,187	161,474	931,895
Provision for income taxes	(60,627)	(65,950)	14,929	(196,261)
Net income	278,928	276,237	176,403	735,634
Net loss attributable to noncontrolling interests	403	6,979	25,988	41,369
Net income attributable to Expedia, Inc.	$279,331	$283,216	$202,391	$777,003

Adjusted Net Income (Loss) & Adjusted EPS

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(in thousands, except per share data)
Net income attributable to Expedia, Inc.	$279,331	$283,216	$202,391	$777,003
Amortization of intangible assets	77,080	31,400	251,260	83,322
Stock-based compensation	48,263	63,656	197,602	134,036
Legal reserves, occupancy tax and other	22,332	(114,550)	28,650	(106,511)
Restructuring and related reorganization charges	5,591	42,449	33,584	52,771
Foreign currency (gain) loss on U.S. dollar cash balances held by eLong	—	—	—	(13)
Unrealized (gain) loss on revenue hedges	333	(13,912)	2,928	(3,191)
Legal reserves, occupancy tax and other as part of equity method investments	1,750	—	1,750	—
Other-than-temporary investment impairment	4,127	—	10,830	—
Gain on sale of asset	—	—	—	(11,501)
Gain on sale of business	—		—	(508,810)
Noncontrolling interest basis adjustment	—	—	—	(77,400)
Provision for income taxes	(61,400)	(8,721)	(184,855)	72,399
Noncontrolling interests	(3,306)	(7,211)	(28,304)	(21,388)
Adjusted Net Income	$374,101	$276,327	$515,836	$390,717

GAAP diluted weighted average shares outstanding	154,236	133,417	154,332	132,602
Additional dilutive securities	1,095	170	1,143	201
Adjusted weighted average shares outstanding	155,331	133,587	155,475	132,803

Diluted earnings per share	$1.81	$2.12	$1.31	$5.86
Adjusted earnings per share	2.41	2.07	3.32	2.94
Free Cash Flow

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(in thousands)
Net cash provided by operating activities	$(182,419)	$(120,505)	$1,543,678	$1,541,526
Less: capital expenditures	(187,063)	(156,712)	(567,044)	(625,439)
Free cash flow	$(369,482)	$(277,217)	$976,634	$916,087

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(in thousands)
Cost of revenue	$416,907	$328,066	$1,225,857	$971,066
Less: stock-based compensation	(3,476)	(1,112)	(8,768)	(3,586)
Less: depreciation	(16,045)	(11,014)	(45,853)	(32,698)
Less: eLong(1)	—	—	—	(34,358)
Adjusted cost of revenue	$397,386	$315,940	$1,171,236	$900,424

Selling and marketing expense	$1,204,521	$943,289	$3,398,862	$2,592,150
Less: stock-based compensation	(4,876)	(10,558)	(37,372)	(23,890)
Less: depreciation	(7,981)	(2,914)	(20,692)	(7,419)
Less: eLong(1)	—	—	—	(54,080)
Adjusted selling and marketing expense	$1,191,664	$929,817	$3,340,798	$2,506,761

Technology and content expense	$301,446	$202,703	$910,921	$579,674
Less: stock-based compensation	(11,556)	(7,062)	(50,997)	(19,405)
Less: depreciation	(92,419)	(70,255)	(260,168)	(191,780)
Less: eLong(1)	—	—	—	(10,072)
Adjusted technology and content expense	$197,471	$125,386	$599,756	$358,417

General and administrative expense	$165,829	$130,168	$504,395	$387,959
Less: stock-based compensation	(27,308)	(15,694)	(87,775)	(57,925)
Less: depreciation	(7,110)	(2,973)	(18,120)	(8,981)
Less: eLong(1)	—	—	—	(5,399)
Adjusted general and administrative expense	$131,411	$111,501	$398,500	$315,654
(1) eLong amount presented without stock-based compensation and depreciation as those are included within the consolidated totals above.

Conference Call
Expedia, Inc. will webcast a conference call to discuss third quarter 2016 financial results and certain forward-looking information on Thursday, October 27, 2016 at 1:30 p.m. Pacific Time (PT). The webcast will be open to the public and available via http://ir.expediainc.com. Expedia, Inc. expects to maintain access to the webcast on the IR website for approximately three months subsequent to the initial broadcast.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of October 27, 2016 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intend” and “expect,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income / (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia, Inc.’s business.
Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others:

•	an increasingly competitive global environment;

•	our failure to modify to our current business models and practices or adopt new business models or practices in order to compete in a dynamic industry;

•	changes in search engine algorithms and dynamics or other traffic-generating arrangements;

•	our failure to maintain and expand our relationships and contractual agreements with travel suppliers or travel distribution partners;

•	our failure to maintain and expand our brand awareness or increased costs to do so;

•	our failure to adapt to technological developments or industry trends;

•	risks related to our acquisitions, investments or significant commercial arrangements;

•	risks relating to our operations in international markets;

•	our failure to comply with current laws, rules and regulations, or changes to such laws, rules and regulations;

•	adverse application of existing tax or unclaimed property laws, rules or regulations are subject to interpretation by taxing authorities;

•	unfavorable amendment to existing tax laws, rules or regulations or enactment of new unfavorable laws, rules or regulations;

•	adverse outcomes in legal proceedings to which we are a party;

•	declines or disruptions in the travel industry;

•	risks related to payments and fraud;

•	fluctuations in foreign exchange rates;

•	volatility in our stock price;

•	liquidity constraints or our inability to access the capital markets when necessary or desirable;

•	interruption, security breaches and lack of redundancy in our information systems;

•
our failure to comply with governmental regulation and other legal obligations related to our processing, storage, use, disclosure and protection of personal information, payment card information and other consumer data;

•	our failure to retain or motivate key personnel or hire, retain and motivate qualified personnel, including senior management;

•	changes in control of the Company;

•	management and director conflicts of interest;

•
risks related to actions taken by our business partners and third party service providers, including failure to comply with our requirements or standards or the requirements or standards of governmental authorities, or any cessation of their operations;

•	risks related to the failure of counterparties to perform on financial obligations;

•	risks related to our long-term indebtedness, including our failure to effectively operate our businesses due to restrictive covenants in the agreements governing our indebtedness;

•	our failure to protect our intellectual property and proprietary information from copying or use by others, including potential competitors;
as well as other risks detailed in our public filings with the SEC, including our quarterly report on Form 10-Q for the quarter ended September 30, 2016. Except as required by law, we undertake no obligation to update any forward-looking or other statements in this release, whether as a result of new information, future events or otherwise.
About Expedia, Inc.
Expedia, Inc. (NASDAQ: EXPE) is the world’s largest online travel company, with an extensive brand portfolio that includes leading online travel brands, such as:

•	Expedia.com®, a leading full service online travel company with localized sites in 33 countries

•	Hotels.com®, a preeminent global lodging expert operating in more than 65 countries and 35 languages with its award winning Hotels.com® Rewards loyalty program

•	Orbitz Worldwide, including leading U.S. travel websites Orbitz.com and CheapTickets.com, as well as ebookers, a full-service travel brand with websites in seven European countries.

•
Expedia® Affiliate Network (EAN), a global B2B brand that powers the hotel business of leading airlines, top consumer brands, online travel agencies and thousands of other partners through its API and template solutions

•	trivago®, a leading online hotel search with sites in 55 countries worldwide

•	HomeAway®, a global online marketplace for the vacation rental industry, which also includes the VRBO, VacationRentals.com and BedandBreakfast.com brands, among others

•	Egencia®, a leading corporate travel management company

•	Travelocity®, a leading online travel brand in the U.S. and Canada delivering customer service when and where our customers need it with the Customer 1st Guarantee

•	Hotwire®, inspiring spontaneous travel through Hot Rate® deals

•	Expedia® Media Solutions, the advertising sales division of Expedia, Inc. that builds media partnerships and enables brand advertisers to target a highly-qualified audience of travel consumers

•	Wotif Group, a leading portfolio of travel brands including Wotif.com®, Wotif.co.nz, lastminute.com.au®, lastminute.co.nz and travel.com.au®

•	Classic Vacations®, a top luxury travel specialist

•	CarRentals.comTM, a premier online car rental booking company with localized sites in 13 countries

•	Expedia Local Expert®, a provider of online and in-market concierge services, activities, experiences and ground transportation in over a thousand destinations worldwide

•	Venere.comTM, an online hotel reservation specialist in Europe

•
Expedia® CruiseShipCenters®, a provider of exceptional value and expert advice for travelers booking cruises and vacations through its network of over 225 retail travel agency franchises across North America

For corporate and industry news and views, visit us at www.expediainc.com or follow us on Twitter @expediainc.
Trademarks and logos are the property of their respective owners. © 2016 Expedia, Inc. All rights reserved. CST: 2029030-50

Contacts
Investor Relations                    Communications
(425) 679-3759                        (425) 679-4317
ir@expedia.com                    press@expedia.com